OCEAN THERMAL ENERGY CORPORATION
Employment Agreement

This Employment Agreement (“Agreement”) is effective February 1, 2015 and is entered into by and between Ocean Thermal Energy Corporation, a Delaware corporation having an office at 800 South Queen Street, Lancaster, Pennsylvania 17603 (hereinafter referred to as “Company”), and James G. Garner, an individual whose address is [private] (“Executive”).

In consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.             Employment
Company agrees to employ Executive and Executive agrees to enter the employment of the Company upon the terms and subject to the conditions herein provided.

2.             Effective Date
This Agreement is effective upon the date first written above (the “Effective Date”).

3.             Location
Executive’s principal office shall be located in Company’s corporate offices at 800 South Queen Street, Lancaster, Pennsylvania, it being understood, however, that the Executive shall be permitted to work from home and travel to the Company’s corporate offices as needed to perform his duties and responsibilities in a timely and professional manner.

4.             Duties and Responsibilities

(a)
The Company hereby agrees that Executive shall serve as Chief Financial Officer (“CFO“) of the Company and its subsidiaries, reporting directly to the Company’s Chief Executive Officer and Board of Directors. In this capacity, Executive shall be responsible for the daily operation and management of all of the Company’s financial and accounting affairs and personnel.

(b)
During the term of this Agreement, Executive shall devote substantially full time and attention to the execution of the duties and responsibilities hereunder. Notwithstanding the above, Executive may hold a seat on the Board of Directors of one or more other companies, engage in passive personal investments and in other business, industry, civic and charitable activities that do not materially conflict with the business affairs of Company or materially interfere with the performance of Executive’s duties and responsibilities hereunder.

5.             Compensation

(a)
Salary. Executive hereby agrees to accept a base annual salary (“Salary”) of $250,000.00 per year (the “Base Rate”), which will be paid in twenty-four (24) equal semi-monthly, with the first payment due on February 15, 2015. The Base Rate shall increase to $300,000.00 once the Company is publicly traded on NASDAQ or other quoted exchange.

(b)
Base Rate Adjustment. The Executive’s compensation shall increase ten percent (10%) of the Base Rate on January 1 of each year, with the first such increase on January 1, 2016. Any increased salary hereunder shall become the new Base Rate.

(c)
Options. Simultaneously with the Company’s adoption of a stock option plan (the “Plan”), as an additional retention incentive, the Company shall issue to Executive a five-year Incentive Stock Option (“ISO”) with a “Cashless Exercise” provision for One Million (1,000,000) shares of the Company’s common stock (the “Option Shares”) pursuant to the terms of the Plan. The Grant Date shall be the date of the Company’s adoption of Plan. The exercise price of the ISO shall be $0.85 per share. One-half of the ISO shall vest at the earlier of: A) one-year from the Effective Date; or B) an Exit. The term “Exit,” as used herein, shall mean any event or events that results in a change in ownership of a minimum of an aggregate 30% of the Company’s issued and outstanding Common Stock or in the event of any issuance of the Company’s Preferred Stock, it being understood however that this provision shall not apply to any reverse merger. Twenty-five percent of the ISO shall vest on the second and third year anniversary dates of the Effective Date, respectively, or upon full Exit, if earlier. The Option Shares and the ISO will be issued pursuant to the Plan with the following exceptions:

I.	The ISO shall remain valid for five (5) years from the Effective Date (the “Option Term”).

II.
In the event Executive’s employment is terminated for other than cause (as defined in Section 10 hereof) by the Company all unvested portions of the ISO shall immediately vest and the entire ISO will remain valid throughout the Option Term; and

III.
In the event Executive’s employment is voluntarily terminated by Executive all unvested portions of the ISO are forfeited and the remaining time to exercise the vested portion of the ISO remains valid. If the Option Shares are required to be registered to enable the Executive to sell the Option Shares, the Company will have registered the Option Shares in accordance with all applicable securities laws prior to the date on which the ISO may be exercised.

6.             Plan Registration
With respect to any Plan under which Executive is granted shares of Company common stock (including the Incentive Shares), or options to purchase shares of Company common stock, at any time when such stock is publicly traded, prior to such time as or options granted to Executive under the Plan are first exercisable, if such shares must be registered in order to be sold, the Company shall have registered the interests in the Plan and the shares of Company’s common stock reserved thereunder prior to the date on which the Options may be exercised, in accordance with all applicable securities laws.

7.             Bonuses

(a)	Performance Bonus. The Company will pay the Executive a bonus calculated at ten-percent (10%) of the Base Rate in effect at the time of occurrence in the event of each of the following events:

●	SEC Form S-1 filing completed and cleared by the Securities and Exchange Commission; and/or,

●	Approved up listing to NASDAQ.

Each Performance Bonus will be payable in cash or in the Company’s Common Stock, valued and issued on the date of the respective event and prior to any public announcement of same, or any combination thereof at the sole discretion of the Executive.

(b)
Project Bonus. In addition, the Company will pay the Executive a bonus of 20% of Base Rate in effect at the time of occurrence for each signed contract with $25 million of more revenue. The Project Bonus will be payable in cash or in the Company’s Common Stock, valued and issued on the date of the closing of the Project and prior to any public announcement of same, or any combination thereof at the sole discretion of the Executive.

(c)	Investor Introduction Bonus. The Executive will also be entitled to a bonus consisting of ten-percent (10%) of the Base Rate for any investor introductions.

(d)
After the Company is publicly-traded on NASDAQ, the Executive shall be entitled to an annual bonus of 50% of the then-effective Base Rate provided that the Executive has achieved such milestones as the Company and the Executive shall have set for that year.

8.            Executive Benefits
During Executive’s employment with the Company:

(a)
Executive will be entitled to four (4) weeks paid vacation time during each twelve-month period, with such vacation accruing until used. Any vacation time not used at the end of the Executive’s employment shall be paid out in cash equivalent based on the Base Rate in effect at that time.

(b)	The Company will pay the health care and prescription insurance premiums for Executive and dependents under the standard Company plan then in effect.

(c)	The Company will pay the life and disability insurance premiums under the standard Company plan then in effect.

(d)
Wherever possible, Executive will be entitled to travel Business Class, if available, for all methods of travel on Company business or at the convenience or request of the Company, on the carrier of his choice. At the request of the Executive, the Company will purchase the tickets on behalf of Executive in advance of such travel. Upon submission to the Company of usual and customary documentation, Executive will be reimbursed within five (5) business days for all reasonable out of pocket expenses that are incurred in connection with job related activities, as well as travel on behalf of the Company.

(e)
Travel from the Executive’s home in Virginia to the Company’s corporate office in Pennsylvania shall be treated as a travel on Company business to the extent permitted by law and Executive shall be reimbursed for mileage, hotel and meals during such travel. In the event that such travel expenses are taxed to the Executive, the Company shall “gross-up” the reimbursed amount accordingly.

9.             Executive Kidnapping and Medical Evacuation Program(s)
The Company will provide at no cost to Executive, an Executive Kidnapping and Medical Evacuation program(s) and/or insurance policy, under which Executive will be provided coverage subject to policies approved by the Board.

10.          Term of Employment
The term of employment hereunder shall be for a period of five (5) years commencing from the Effective Date (the “Term”), which Term shall be automatically renewed and extended for successive periods of one (1) year each commencing on the fifth anniversary of the Effective Date and on each successive one (1) year anniversary thereafter (“Renewal Term”) unless either party gives the other notice of termination at least one hundred (100) days prior to the end of the Term or any Renewal Term. In such event, employment will terminate at the end of the Term or Renewal Term during which such notice was given.

(a)
Termination. Company may terminate Executive’s employment during the Term or any Renewal Term for any reason, but if such termination is for any reason other than for Cause, such termination shall be in accordance with the provisions of Section 12 hereof. As used herein, “Cause” means failing to carry out the duties of his Office, final conviction of a felony, loss of CPA license, any formal sanction by any Federal or State Securities regulating agency or commission.

(b)	Notice. Should the Company terminate Executive’s employment for Cause, no notice will be required and all of Executive’s non-vested shares and options will terminate immediately.

(c)
Shares and Options. Should the Company elect not to renew this Agreement after the Term or any Renewal Term or should Executive voluntarily terminate his employment, then Executive shall retain the vested portion of the options granted hereunder and the unvested portion will expire immediately. In each and every case, all vested options shall be non-forfeitable and shall retain their original expiration date.

11.           Change of Control
The Change of Control Provision as outlined in Exhibit A attached hereto shall be applicable to Executive so long as Executive is employed by Company.

12.           Severance
If Executive’s employment is terminated without Cause for any reason during the Term or Renewal Term, Executive shall be entitled to receive from Company (i) a cash severance payment equal to the current Base Rate, plus any bonuses that would be due to Executive under Section 7 within the six month period following such termination without Cause (“Severance Payment”). In the event that the Executive is terminated without cause, then all options shall vest in accordance with Section 5(c) above. The aggregate amount of such payments shall be considered as “liquidated damages” and, except for any Change of Control Payment in accordance with Section 11 or other separate agreement between Executive and the Company, the Company shall have no further obligation to Executive. If the Company fails to make any payment when due under this Section 12, and Executive is forced to initiate arbitration to enforce his rights under this Agreement, and Company is found to have violated this Agreement, then Company shall be obligated to pay Executive, in addition to the Severance Payment and other sums owed under this Agreement, an additional payment (“Enforcement Payment”) equal to the Severance Payment plus the sum of all of the costs incurred by Executive, including attorneys’ fees, to enforce this Agreement. It is explicitly agreed that the Enforcement Payment is a reasonable estimate of value of time and expense that would be incurred by the Executive to enforce this Agreement and in no case shall be considered a penalty. Any payments due under this Section 12 shall be paid by wire transfer to a bank account specified by Executive no later than three (3) business days after the termination, except that the Enforcement Payment shall be due and payable in the same manner to Executive within ten (10) days of date the Company is found to have violated this Agreement.

13.           Ownership of Information
All documents, drawings, memoranda, notes, records, file correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any information pertaining to the business of Company which Executive has developed, utilized or had access to during his employment with Company, are and shall be the sole and exclusive property of Company. Upon termination of Executive’s employment with Company for any reason, Executive shall promptly deliver this property and all copies thereof to Company.

14.           Non-Solicitation
During the term of Executive’s employment and for a period of two (2) years thereafter, Executive will not, directly or indirectly, solicit or contact any employee of Company with a view to inducing or encouraging such employee to leave the employ of Company for the purpose of being hired by Executive or an employer affiliated with Executive.

15.           Miscellaneous

(a)	All payments required to be made by Company hereunder shall be subject to any withholding pursuant to any applicable law or regulation.

(b)	This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, administrators, executors and assigns.

(c)	This Agreement contains the entire agreement between the parties concerning the subject matter hereof and may not be amended or modified except by a writing signed by both parties.

(d)
Should one party waive compliance by the other party to any term or provision of this Agreement, such waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

(e)
Any notice given hereunder shall be in writing and shall be deemed given when actually received or two (2) business days after tender to an overnight courier with a national reputation, duly addressed to the party concerned at the address specified in the preamble of this Agreement or such other address as a party shall provide in writing from time to time to the other party.

(f)
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary to preserve such rights and obligations.

17.           Applicable Law
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles regarding conflicts of laws. Executive and Company agree that if any claim, action, dispute or controversy of any kind arises out of or relates to this Agreement or concerns any aspect of performance by any party under the terms of this Agreement, prior to seeking any other remedies, the aggrieved party shall give written notice to the other party describing the disputed issue. Within ten (10) business days after the receipt of such a notice the parties shall attempt to resolve the dispute amicably through direct good faith negotiation. If the parties cannot so resolve the matter, the parties shall apply to the American Arbitration Association (“AAA”) for a single arbitrator to be appointed to arbitrate the dispute in accordance with the AAA rules applicable to employment disputes. Arbitration shall take place in Lancaster, Pennsylvania. The decision of the AAA arbitrator shall be final and binding on all parties. The parties agree to not litigate the matter except to the extent necessary to enforce the arbitration award. The costs and expenses of any litigation to enforce the arbitration award shall be borne by the non-prevailing party. Executive and Company hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement to the jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania and waive any and all objections to jurisdiction and review or venue that Company or Executive may have under the laws of Pennsylvania or of the United States.

18.           Counterparts
This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above.

OCEAN THERMAL ENERGY CORPORATION

Signature: /s/ Jeremy P. Feakins

Printed Name: Jeremy P. Feakins

Title: Chairman of the Board and Chief Executive Officer

JAMES G. GARNER, JR.

Signature: /s/ James G. Garner, Jr.

EXHIBIT A

Change in Control

If, within three (3) months following the occurrence of a Change in Control (as defined below), the Executive elects to terminate his employment with the Company then, in addition to any severance payments due hereunder, the Company shall pay to the Executive, within 10 days after his election, a lump sum cash payment in an amount equal to the Change in Control Payment (as defined below), which payment shall be considered as “liquidated damages.” If the Executive’s employment is terminated prior to the date he elects to terminate but there is reasonable evidence that such termination (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this paragraph, such termination shall be considered to have occurred immediately following the Change in Control and the Executive’s election to so terminate his employment as of the date of the Change in Control. As used herein, the following terms shall mean:

A “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger, own immediately after the merger a majority of the voting stock of the surviving corporation, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the directors of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) one or more “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease to constitute at least a majority thereof as a result of the election of individuals who were not the nominees of the Board of Directors of the Company or (v) any other event shall occur that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided, however that the term “Change in Control” shall not include (x) any of the foregoing events if approved by Executive or (y) any bona-fide financing approved by the Board of Directors.

A “Change in Control” shall also be deemed to have occurred with respect to the Executive if the Company’s corporate offices move and the distance between [private] and such new location is more than more ten (10) miles than the distance between 800 South Queen Street, Lancaster, Pennsylvania and [private].

“Change in Control Payment” shall mean an amount equal to one and one-half times the Executive’s annual Base Rate in effect on the date of a Change in Control.